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                                                                   EXHIBIT 10.16


                                 August 1, 2000

PERSONAL AND CONFIDENTIAL

Charles S. Exon, Esq.
Quiksilver, Inc.
15202 Graham Street
Huntington Beach, CA 92649


               Re:  Employment at Quiksilver, Inc.

Dear Charlie:

               This letter ("Agreement") will confirm our understanding and agreement regarding your employment with Quiksilver, Inc. ("Quiksilver" or the "Company"), commencing on August 1, 2000 ("Date of Hire"), and will be effective as of that date. This Agreement completely supersedes and replaces any negotiations, discussions, understandings or agreements, express or implied, you and the Company have had regarding your employment.

               1. Position; Exclusivity of Employment. Your position will be Executive Vice President, Business and Legal Affairs - International, and you will initially report to me. A current job description for your position is contained on Addendum "A" attached hereto. During your employment with Quiksilver, you will devote your full professional and business time, interest, abilities and energies to the Company and will not engage in any business activities competitive with or adverse to the Company's business or welfare, whether alone, as an employee, as an attorney, as a partner, as a member, or as a shareholder, officer or director of any other corporation or law firm, or as a trustee, fiduciary or in any other similar representative capacity of any other entity. The Company agrees that you will be insured against, indemnified or otherwise covered for legal malpractice or similar claims that may arise out of your carrying out your duties and responsibilities hereunder.

               2. Base Salary. Your base salary will be $25,000 per month ($300,000 on an annualized basis), less applicable withholdings and deductions, paid on the Company's regular payroll dates. Your salary will be reviewed at the time management salaries are reviewed periodically and may be adjusted (up or

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                      down) at the Company's discretion in light of Quiksilver's performance, your performance, market conditions and other factors deemed relevant by the Company; provided, however, that your base salary will not be reduced below its initial level through July 31, 2003, should your employment continue through that date.

               3. Bonus. For the Company's fiscal years ending October 31 of 2000, 2001, 2002 and 2003, you shall be eligible to receive a bonus or bonuses based on the criteria set forth on Addendum "B" attached hereto, for that portion of the fiscal year during which you are so employed. Any bonus earned pursuant to Addendum "B" shall be paid within ten
                      (10) days following the date the Company publicly releases its annual audited financial statements (the "Bonus Payment Date"), and shall be less applicable withholdings and deductions. In the event that your employment with the Company is terminated prior to the end of the applicable fiscal year (including by reason of termination, resignation, disability or death), you shall be entitled to receive a pro rata portion of the bonus otherwise payable to you based upon the actual number of days which you were employed by the Company during the applicable fiscal year, which shall be paid on the Bonus Payment Date. The Company has made no representations or commitments regarding the existence or components of any bonus program should you remain employed with the Company after October 31, 2003.

               4. Vacation. Since Quiksilver does not have a vacation policy for executives of your level, no vacation days will be treated as earned or accrued.

               5. Health Insurance. You (and any eligible dependents you elect) will be covered by the Company's group health insurance programs on the same terms and conditions applicable to comparable employees. The Company reserves the right to change, modify, or eliminate such coverage in its discretion.

               6. Life Insurance. The Company will pay the premium on a term life insurance policy on your life with a company and policy of our choice, and a beneficiary of your choice, in the face amount determined by the Company of not less than $1,000,000. Our obligation to obtain and maintain this insurance is contingent upon your establishing and maintaining insurability, and we are not required to pay premiums for such a policy in excess of $2,500 annually.

               7. Stock Options. Pursuant to the terms of the Company's 2000 Stock Option Plan, and subject to formal approval by the Board of Directors, the Company will grant you a non-qualified stock option for 30,000 shares of the Company's common stock. None of these options shall vest until such time as you and the Company enter into a written stock option agreement,

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                      which shall provide, among other things, that none of
                      these options shall vest until one year from your Date of Hire, at which time one-third of such options (10,000 shares) shall vest, with each remaining one-third (10,000 shares each) vesting on the second and third anniversary of your Date of Hire, respectively; provided, however, that all such unvested options shall vest immediately on the effective date of a Change in Control as defined in Addendum "C" attached hereto. All unvested options shall automatically terminate upon your termination of employment.

               8. At-Will Employment; Termination. Notwithstanding anything to the contrary in this Agreement, express or implied, your employment is for an unspecified term, and either you or the Company may terminate such employment at will and with or without Cause or notice at any time for any reason. This aspect of your employment relationship can only be changed by an individualized written agreement signed by both you and the Chairman of the Board of the Company.

                      The Company may also terminate your employment immediately, without notice, and without further obligation for Cause, which shall include, but not be limited to, (i) your death, (ii) your permanent disability which renders you unable to perform your duties and responsibilities for a period in excess of three consecutive months, (iii) willful misconduct in the performance of your duties, (iv) violation of the Rules of Professional Responsibility of the State Bar of California, including any discipline or suspension, (v) loss of your license to practice law in the State of California, (vi) commission of a felony or any violation of law involving moral turpitude or dishonesty, (vii) self-dealing, (viii) willful breach of duty, (ix) habitual neglect of duty, (x) a material breach by you of your obligations under Paragraphs 1, 10 or 12 of this Agreement, or (xi) sustained unsatisfactory performance following notice to improve.

                      If the Company elects to terminate your employment without Cause, or you terminate your employment for Good Reason (as defined below), the Company will continue to pay your base salary (but not any bonuses, overrides, insurance, or other employment benefits) on its regular payroll dates for a period of twelve (12) months following the date of termination and shall have no further obligation or liability to you.

                      "Good Reason" for you to terminate employment means a voluntary termination within six (6) months following a Change in Control (as defined in Addendum "C") as a result of (i) the assignment to you of duties materially inconsistent with your position as set forth above without your consent, (ii) a material change in your reporting level from that set forth in this Agreement without your consent, (iii) a material diminution of your authority without your consent, (iv) a material breach by the Company of its obligations under this Agreement, or (v) a failure by the Company to

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                      obtain from any successor, before the succession takes
                      place, an agreement to assume and perform the obligations contained in this Agreement.

               9. Trade Secrets; Confidential and/or Proprietary Information; Attorney-Client Privilege. The Company owns certain trade secrets and other confidential and/or proprietary information which constitute valuable property rights, which it has developed through a substantial expenditure of time and money, which are and will continue to be utilized in the Company's business and which are not generally known in the trade. This proprietary information includes the list of names of the customers and suppliers of the Company, and other particularized information concerning the products, finances, processes, material preferences, fabrics, designs, material sources, pricing information, production schedules, sales and marketing strategies, sales commission formulae, merchandising strategies, order forms and other types of proprietary information relating to our products, customers and suppliers. You agree that you will not disclose and will keep strictly secret and confidential all trade secrets and proprietary information of the Company, including, but not limited to, those items specifically mentioned above.

                      You also agree to preserve in the strictest of confidence all information and documents falling within the attorney-client and/or attorney work product privileges, which privileges survive the termination of your employment relationship with the Company.

               10. Expense Reimbursement. The Company will reimburse you for documented reasonable and necessary business expenses incurred by you while engaged in business activities for the Company's benefit on such terms and conditions as shall be generally available to other executives of the Company. In your case, this will include annual dues to maintain your active membership in the State Bar of California, including section dues of the Business Law Section.

               11. Compliance With Business Policies. You will devote your full business time and attention to Quiksilver and will not be involved in other business ventures that would interfere with your duties under Paragraph 1 above without express authorization from me or the Company's Board of Directors. You will be required to observe the Company's personnel and business policies and procedures as they are in effect from time to time. In the event of any conflicts, the terms of this Agreement will control.

               12. Entire Agreement. This Agreement, its addenda, the 2000 Stock Option Plan, and any stock option agreements the Company may enter into with you contain the entire integrated agreement between us regarding these issues, and no modification or amendment to this Agreement will be valid

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                      unless set forth in writing and signed by both you and the
                      Chairman of the Board of the Company.

               13. Arbitration as Exclusive Remedy. To the fullest extent allowed by law, any dispute, controversy or claim arising out of or relating to this Agreement, the breach thereof, or any aspect of your employment or the cessation thereof must be settled exclusively by final and binding arbitration before a single arbitrator in Orange County, California, under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA"), as the exclusive remedy for such dispute, controversy or claim. In any such arbitration, the parties may conduct discovery to the same extent as would be permitted in a court of law. The Company shall pay the arbitrator's fees and any AAA administrative expenses. Possible disputes covered by this agreement to arbitrate include (but are not limited to) wage, contract, discrimination, and other employment-related claims under laws known as Title VII of the Civil Rights Act, the California Fair Employment and Housing Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act, and any other statutes or laws relating to an employee's relationship with his employer. However, claims for workers' compensation benefits and unemployment insurance are not covered by this arbitration agreement, and such claims may be presented by you to the appropriate court or state agency as provided by California law. The arbitrator shall issue a reasoned, written decision, and shall have full authority to award all remedies available in a court of law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. BY ENTERING INTO THIS ARBITRATION AGREEMENT, BOTH YOU AND THE COMPANY VOLUNTARILY ARE GIVING UP ANY RIGHTS TO A COURT OR JURY TRIAL.

               14. Successors and Assigns. This Agreement will be assignable by the Company to any successor or to any other company owned or controlled by the Company, and will be binding upon any successor to the business of the Company, whether direct or indirect, by purchase of securities, merger, consolidation, purchase of all or substantially all of the assets of the Company or otherwise.

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               Please sign, date and return the enclosed copy of this letter to me for our files to acknowledge your agreement with the above. Charlie, all of us at Quiksilver very much look forward to you joining our organization and continuing our professional relationship.

               Best personal regards.

                                           Very truly yours,


                                           Robert B. McKnight, Jr.
                                           Chairman and Chief Executive Officer

Enclosure

ACKNOWLEDGED AND AGREED:


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Charles S. Exon

Dated:
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